Exhibit 10.2

THE GREENBRIER COMPANIES, INC.

Amendment No. 2

to

2010 Amended and Restated Stock Incentive Plan

Pursuant to Section 15.2 of the 2010 Amended and Restated Stock Incentive Plan (the “Plan”) of The Greenbrier Companies, Inc. (the “Company”), the Board of Directors of the Company has amended the Plan as set forth below. Capitalized terms have the meanings as defined in the Plan.

1. Elimination of Stock Option and SAR Share Recycling. Section 3.2 of the Plan is hereby deleted in its entirety and replaced with new Section 3.2 as set forth below, in order to eliminate share recycling with respect to Option and SAR awards (but not with respect to Restricted Shares or Stock Units):

“3.2 Shares Available. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If Stock Units are forfeited or terminate for any other reason before being settled, then the corresponding Common Shares shall again become available for Awards under the Plan. If Restricted Shares are forfeited, the corresponding Common Shares shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Common Shares that may be issued under the Plan upon exercise of ISOs shall not be increased when Restricted Shares or Stock Units are forfeited or terminate. If Options or SARs, or Restricted Shares or Common Shares issued upon the exercise of Options or SARs, are forfeited the number of underlying or corresponding Shares forfeited shall reduce the number available under Section 3.1, and shall not again become available for Awards under the Plan.”

2. Prohibition of Re-Load Stock Options. The final sentence of Section 5.1 of the Plan is hereby deleted, in order to remove authority to grant re-load stock options, the grant of which shall not be permitted under the Plan:

3. Prohibition on Cash-Out of Underwater Options. A new Section 5.6 is added to the Plan as set forth below, in order to prohibit the cash-out of underwater stock options:

“Notwithstanding any other provision of the Plan to the contrary, the Company shall not make any cash payment to the holder of an Option that has an exercise price that is higher than the current Fair Market Value of the underlying Shares, in exchange for cancellation or termination of the Option.”

4. Calculation of Automatic Director Grants. Section 6.1 of the Plan is deleted in its entirety and replaced with new Section 6.1 as set forth below, in order to revise the manner in which the number of shares awarded is calculated for automatic awards to non-employee directors:

“6.1 Automatic Awards. Immediately after the close of each annual stockholder meeting, the Committee shall automatically grant to each person then serving as an Eligible Director, including any such person who is elected at such meeting, a Director Restricted Share award of such number of Common Shares as have an aggregate per-share value, as determined pursuant to this Section 6.1, of $80,000, rounded to the nearest whole Share. Notwithstanding the foregoing, no grant shall be made to an Eligible Director if such grant would cause that Eligible Director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between The Greenbrier Companies, Inc. and Equiserve Trust Company, N.A. dated as of July 13, 2004, or successor agreement, if any). For purposes of calculating the number of shares under each Director Restricted Share award, the per-share value shall equal the average of the most recent 30 days’ closing market prices of the Company’s common stock as of the date of grant, including the date of grant.”

5. Elimination of Promissory Note Payment of Option Exercise Price. Section 7.5 of the Plan is deleted in its entirety, in order to remove authority for the Company to permit the Exercise Price of Options to be paid by promissory note issued to the Company. Section 7.6 shall be renumbered as Section 7.5.

6. Treatment of Stock Options in Change of Control. Section 11.3 is amended as set forth in subsections 6.1 through 6.3 below, in order to provide that vesting of stock options will not automatically accelerate in the event of a Change of Control of the Company, absent action by the Compensation Committee:

6.1	Section 11.3(a) of the Plan is deleted in its entirety and replaced with new Section 11.3(a) as set forth below

“(a) The Committee may determine, at the time of granting an Option or thereafter, that all or part of such Option shall become vested in the event that a Change of Control occurs with respect to the Company or in the event that the Participant is subject to an Involuntary Termination after a Change in Control. Notwithstanding the foregoing, any Optionee shall be entitled to decline the acceleration of all or any of his or her Options, if he or she determines that such acceleration may result in adverse tax consequences to him or her.”

6.2	Section 11.3(b)(i) is amended by deleting the final sentence of that subsection.

6.3	Section 11.3(b)(ii) is amended by deleting the words “without any limitation on exercisability” from the first sentence of that subsection.

7. Effective Date. Except as otherwise provided herein, this Amendment No. 2 shall be effective as of the date of approval by the Board of Directors. Except as hereby amended, the Plan shall remain in full force and effect.

Approved by the Board of Directors October 28, 2013.